Exhibit 10.4

Exchange Agreement

Dated as of [_______], 2022

Exhibits

Exhibit A	–	Form of Exchange Notice

i

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 202[●], is entered into by and among Dynasty Financial Partners Inc., a Delaware corporation (“PubCo”), Dynasty Financial Partners, LLC, a Delaware limited liability company (“OpCo”), Dynasty Financial Management, LLC, a Delaware limited liability company (“DM”), and the Unitholders (as defined herein).

RECITALS

WHEREAS, the parties hereto desire to provide for the exchange of Paired Interests (as defined herein) for cash or shares of Class A Common Stock, on the terms and subject to the conditions set forth herein;

WHEREAS, following the consummation of the Restructuring (as defined in the OpCo LLC Agreement), the members of OpCo will be PubCo and DM; and

WHEREAS, this Agreement is entered into for the benefit of the members of DM and their Permitted Transferees; more specifically, pursuant to Section 6.2(d) of the DM LLC Agreement, each member of DM shall have the right to request that DM redeem such member’s membership units in DM in exchange for membership units in OpCo held by DM on a one-for-one basis in order to allow such member of DM to effect an Exchange (as defined herein) of Units pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS; INTERPRETATION

Section 1.01      Definitions. The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary or context otherwise requires:

“Appraiser FMV” means the fair market value of a share of Class A Common Stock as determined by an independent appraiser mutually agreed upon by PubCo and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by OpCo.

“Agreement” has the meaning set forth in the Preamble.

“Board of Directors” means the board of directors of PubCo.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date (in the case of an Unrestricted Exchange) or the Exchange Date (in the case of any other Exchange).

“Cash Exchange Notice” has the meaning set forth in Section 2.01(c) of this Agreement.

“Cash Exchange Payment” means, with respect to a particular Exchange for which PubCo has elected to make a Cash Exchange Payment in accordance with Section 2.01(c):

(a)            If the shares of Class A Common Stock trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if OpCo or PubCo, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units and (y) the Cash Exchange Class A 5-Day VWAP; or

(b)            If shares of Class A Common Stock are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if OpCo or PubCo, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement, provided that, for the avoidance of doubt, any event that constitutes both a PubCo Offer and a Change of Control of PubCo shall be considered a Pubco Offer for purposes of this Agreement.

“Class A Common Stock” means the shares of Class A common stock, par value $0.01 per share, of PubCo.

“Class B Common Stock” means the shares of Class B common stock, par value $0.01 per share, of PubCo.

“Class C Common Stock” means the shares of Class C common stock, par value $0.01 per share, of PubCo.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Direct Exchange” has the meaning set forth in Section 2.06 of this Agreement.

“Direct Exchange Election Notice” has the meaning set forth in Section 2.01(a) of this Agreement.

“DM” has the meaning set forth in the Recitals.

“DM LLC Agreement” means the Operating Agreement of DM, dated on or about the date hereof, as such agreement may be amended from time to time.

“DM Unit” has the meaning ascribed to the term “Membership Unit” in the DM LLC Agreement.

“Exchange” has the meaning set forth in Section 2.01(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Blackout Period” means (i) any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (ii) the period of time commencing on the date of the declaration of a dividend by PubCo and ending on the first day following the record date determined by the Board of Directors with respect to such dividend declared, which period of time shall be no longer than ten (10) Business Days; provided that in no event shall an Exchange Blackout Period with respect to clause (ii) of the definition hereof occur more than four (4) times per calendar year.

“Exchange Date” means (i) in the case of any Unrestricted Exchange, the date that is five (5) Business Days after the date the Exchange Notice is given pursuant to Section 2.01(b), unless the Exchanging Member submits a written request to extend such date and PubCo in its sole discretion agrees in writing to such extension, and (ii) in any other case, the Quarterly Exchange Date; provided, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 2.01(b).

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which an Exchanged Unit is entitled to be exchanged at such time. On the date of this Agreement, the Exchange Rate shall be one (1) for one (1), subject to adjustment pursuant to Section 2.04 hereof.

“Exchanged Units” means any Units to be Exchanged for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Member” means, with respect to any Exchange, the Unitholder exchanging Units pursuant to Section 2.01(a) of this Agreement.

“Exchange Notice” has the meaning set forth in Section 2.01(b) of this Agreement.

“Managing Member” has the meaning given to such term in the OpCo LLC Agreement.

“National Securities Exchange” means a securities exchange that has registered with the Securities and Exchange Commission under Section 6 of the Exchange Act.

“Joinder” means a joinder to this Agreement, substantially in the form set forth in Exhibit A.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“OpCo” has the meaning set forth in the Preamble.

“OpCo LLC Agreement” means the Third Amended and Restated Operating Agreement of OpCo, dated on or about the date hereof, as such agreement may be amended from time to time.

“Paired Interest” means (i) one Unit and (ii) one share of Class B Common Stock or Class C Common Stock, as applicable.

“Permitted Exchange Event” means any of the following events, which has occurred or is occurring, or is otherwise satisfied, as of the Exchange Date:

(a)            The Exchange is part of one or more Exchanges by a Unitholder and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the Managing Member as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));

(b)            The Exchange is in connection with a PubCo Offer or Change of Control; provided that any such Exchange pursuant to this clause (b) shall be effective immediately prior to the consummation of the closing of the PubCo Offer or Change of Control date (and, for the avoidance of doubt, shall not be effective if such PubCo Offer is not consummated or Change of Control does not occur); or

(c)            The Exchange is permitted by the Managing Member, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the Managing Member determines, after consultation with its outside legal counsel and tax advisor, that the Company would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Permitted Transferee” has the meaning ascribed to such term in the DM LLC Agreement.

“Person” means any individual, estate, corporation, company, association, partnership, business, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated organization, or any other entity or organization, including a governmental organization or any agency or political subdivision thereof.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“PubCo” has the meaning set forth in the Preamble.

“PubCo Offer” has the meaning set forth in Section 2.07 of this Agreement.

“Quarterly Exchange Date” means, either (i) for each fiscal quarter, the first (1st) Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Exchange Notice Period or (ii) such other date as PubCo shall determine in its sole discretion; provided that such date is at least sixty (60) days after the expiration of the Quarterly Exchange Notice Period; provided further that PubCo shall use commercially reasonable efforts to ensure that at least one Quarterly Exchange Date occurs each fiscal quarter.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third (3rd) Business Day after the day on which PubCo releases its earnings for the prior fiscal quarter, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of PubCo that may be applicable to a Unitholder (or such other date within such quarter as PubCo shall determine in its sole discretion) and ending five (5) Business Days thereafter. Notwithstanding the foregoing, PubCo may change the definition of “Quarterly Exchange Notice Period” with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (i) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (iii) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than 10 Business Days from the date written notice of such change is sent to each Unitholder (other than PubCo) and (iii) the revised definition, together with the revised definition of “Quarterly Exchange Date” resulting therefrom, do not materially adversely affect the ability of the Unitholders to exercise their Exchange rights pursuant to this Agreement.

“Redemption” has the meaning set forth in Section 2.01(a) of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, by and among PubCo and the members of DM, as such agreement may be amended from time to time.

“Restricted Retraction Notice” has the meaning set forth in Section 2.01(d) of this Agreement.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by PubCo on behalf of OpCo, a number of shares of Class A Common Stock equal to the product of the number of Exchanged Units multiplied by the Exchange Rate.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of [ ], by and among PubCo, OpCo, and the other parties thereto.

“Trading Day” means a day on which the Nasdaq Stock Market or such other principal United States securities exchange on which shares of Class A Common Stock are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Unit” has the meaning ascribed to the term “Membership Unit” in the OpCo LLC Agreement.

“Unitholder” means a holder of one or more Units and/or DM Units, as the context requires.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which OpCo meets the requirements of the Private Placement Safe Harbor.

“VWAP” means the daily per share volume-weighted average price of shares of Class A Common Stock on the Nasdaq Stock Market or such other principal United States securities exchange on which shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for shares of Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or, if such volume-weighted average price is unavailable, (ii) the per share volume- weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (ii) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).

Article II.
EXCHANGES

Section 2.01      Exchange Procedure.

(a)            From and after 180 days following the date of the closing of the initial public offering described in PubCo’s Registration Statement on Form S-1 (File No. 333-262245), each Unitholder (excluding, for the avoidance of doubt, PubCo) shall be entitled, upon the terms and subject to the conditions hereof, to surrender Paired Interests to OpCo in exchange for the delivery of the Stock Exchange Payment or, at the election of PubCo, the Cash Exchange Payment (each such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”); provided, that (absent a waiver by the Managing Member) any such Exchange is for a minimum of the lesser of (i) 10,000 Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (ii) all of the Units held by such Unitholder.

(b)            A Unitholder shall exercise its right to make an Exchange as set forth in Section 2.01(a) above by delivering to OpCo, with a copy to PubCo, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”) in accordance with this Section 2.01(b). A Unitholder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 2.01, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each of the Unitholders and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by OpCo.

(c)            Within three (3) Business Days of the giving of an Exchange Notice, PubCo, on behalf of OpCo, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Common Stock) by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Exchanged Units which will be exchanged for cash in lieu of Class A Common Stock. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(d)            The Exchanging Member may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to OpCo, with a copy to PubCo, no later than three (3) Business Days prior to the Exchange Date. Subject to the last two sentences of this Section 2.01(d), if, in the case of an Exchange that is not an Unrestricted Exchange, the Cash Exchange Class A 5-Day VWAP decreases by more than 10% from the Cash Exchange Class A 5-Day VWAP (determined by treating the final date of such period as the date of delivery of an Exchange Notice), the Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election (a “Restricted Retraction Notice”) to OpCo, with a copy to PubCo, no later than fifteen (15) Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 2.10(d) shall terminate all of the Exchanging Member’s, PubCo’s and OpCo’s rights and obligations under this Article II arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future). An Exchanging Member may deliver a Restricted Retraction Notice only once in every twelve (12)-month period (and any additional Restricted Retraction Notice delivered by such Exchanging Member within such twelve (12)-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein). An Exchanging Member who revokes an Exchange pursuant to a Restricted Retraction Notice may not participate in the Exchange to occur on the next Quarterly Exchange Date immediately following the Quarterly Exchange Date with respect to which the Restricted Retraction Notice pertains.

(e)            Notwithstanding anything to the contrary in this Agreement, if PubCo closes an underwritten distribution of the shares of Class A Common Stock and the Unitholders (other than, or in addition to, PubCo) were entitled to resell shares of Class A Common Stock in connection therewith (by the exercise by such Unitholders of Exchange rights or otherwise) (a “Secondary Offering”), then the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Unitholder shall be entitled to exercise its Exchange right or deliver a Quarterly Exchange Date Notice with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date). Notwithstanding anything to the contrary in this Agreement (i) for so long as OpCo does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three (3) or fewer and (ii) OpCo and PubCo shall not be deemed to have failed to comply with their respective obligations under PubCo’s Registration Rights Agreement if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (i).

Section 2.02      Exchange Payment.

(a)            Any Exchange shall be consummated on the applicable Exchange Date (to be effective immediately prior to the close of business on the Exchange Date).

(b)            On the Exchange Date, in the case of a Redemption, (i) PubCo shall contribute to OpCo, for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to OpCo (provided that, in the case of Paired Interests, the Exchanging Member shall surrender the corresponding number of shares of Class B Common Stock or Class C Common Stock, as applicable, to PubCo and PubCo shall cancel such shares), free and clear of all liens and encumbrances, (iii) OpCo shall issue to PubCo a number of Units equal to the number of Exchanged Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with a Redemption, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the shares of Class A Common Stock to maintain a one-to-one ratio between the number of Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 2.02, and (v) OpCo shall (x) cancel the redeemed Exchanged Units and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(c)            On the Exchange Date, in the case of a Direct Exchange, (i) PubCo shall deliver to the Exchanging Member, (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to PubCo the Exchanged Units and the corresponding shares of Class B Common Stock or Class C Common Stock, as applicable (it being understood that PubCo shall cancel the surrendered shares of Class B Common Stock or Class C Common Stock, as applicable), free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the shares of Class A Common Stock to maintain a one-to-one ratio between the number of Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account any Stock Exchange Payment and any other action taken in connection with this Section 2.02.

(d)            Upon the Exchange of all of a Unitholder’s Units, such Unitholder shall cease to be a Member (as such term is defined in the OpCo LLC Agreement) of OpCo.

Section 2.03      Expenses and Restrictions.

(a)            Except as expressly set forth in this Agreement, OpCo and each exchanging Unitholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that OpCo shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Unitholder that requested the Exchange, then such Unitholder and/or the person in whose name such shares are to be delivered shall pay to OpCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of OpCo that such tax has been paid or is not payable.

(b)            Notwithstanding anything to the contrary herein, PubCo, OpCo, or DM shall use commercially reasonable efforts to restrict issuances of Units or DM Units, as applicable, in an amount sufficient for OpCo and DM to be eligible for the Private Placement Safe Harbor, and, to the extent that PubCo, OpCo, or DM determines that OpCo or DM, as applicable, does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, PubCo, OpCo, or DM may impose such restrictions on Exchanges or DM Unit Exchanges, as applicable, during such taxable year as PubCo, OpCo, or DM may determine to be necessary or advisable so that neither OpCo nor DM is treated as a “publicly traded partnership” under Section 7704 of the Code; provided, that restrictions imposed pursuant to this Section 2.03(b) shall not apply to any Unrestricted Exchange. Notwithstanding anything to the contrary herein, no Exchange or DM Unit Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of PubCo, OpCo, or DM, as applicable, such an Exchange or DM Unit Exchange would pose a material risk that OpCo or DM would be treated as a “publicly traded partnership” under Section 7704 of the Code.

(c)            For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Unitholder shall not be entitled to effect an Exchange to the extent PubCo determines that such Exchange (i) would be prohibited by Law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any exemption from the registration requirements thereunder), (ii) would not be permitted under any other agreements with PubCo or its subsidiaries to which such Unitholder may be party (including, without limitation, the OpCo LLC Agreement) or any written policies of PubCo related to unlawful or inappropriate trading applicable to its directors, officers or other personnel, or (iii) would have any adverse legal or regulatory consequences to PubCo and/or OpCo.

(d)            PubCo may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of an election of exchange.

Section 2.04      Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (i) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging Unitholder would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Unit.

Section 2.05      Class A Common Stock to be Issued.

(a)            PubCo shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as may be deliverable upon any such Exchange; provided, that nothing contained herein shall be construed to preclude OpCo from satisfying its obligations in respect of an Exchange of Exchanged Units by delivery of shares of Class A Common Stock which are held in the treasury of PubCo or are held by OpCo or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of PubCo or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment. PubCo and OpCo covenant that all Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b)            PubCo and OpCo shall at all times ensure that the execution and delivery of this Agreement by each of PubCo and OpCo, and that the consummation by each of PubCo and OpCo of the transactions contemplated hereby (including without limitation, the issuance of the Class A Common Stock), have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of PubCo and OpCo, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Board of Directors’ power and authority and to the extent permitted by Law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c)            Pubco and OpCo covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Unitholder requesting such Exchange, PubCo and OpCo shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. PubCo and OpCo shall use commercially reasonable efforts to list the Class A Common Stock required to be delivered upon exchange prior to such delivery upon each National Securities Exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

Section 2.06      Direct Exchange. Notwithstanding anything to the contrary in this Article II, PubCo may, in its sole and absolute discretion, elect to effect an Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 2.02(c) and (d)), through a direct exchange of such Exchanged Units between the Exchanging Member and PubCo (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 2.06, PubCo shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that any such election by PubCo shall not relieve OpCo of its obligation arising with respect to such applicable Exchange Notice. PubCo may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Election Notice”) to OpCo and the Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by PubCo at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 2.06, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had PubCo not delivered a Direct Exchange Election Notice.

Section 2.07      PubCo Offer or Change of Control.

(a)            In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the Board of Directors or is otherwise effected or to be effected in each case with the consent or approval of the Board of Directors or PubCo will undergo a Change of Control, (i) the Board of Directors may require each Unitholder to Exchange all Units held by such Unitholder (which Exchange shall be effective immediately prior to the consummation of the PubCo Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such PubCo Offer or Change of Control and not be effective if such PubCo Offer or Change of Control is not consummated)) or (ii) if the Board of Directors elects to forgo the requirement described in the preceding clause (i), the Unitholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such PubCo Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such PubCo Offer or Change of Control and not be effective if such PubCo Offer or Change of Control is not consummated)). In the case of a PubCo Offer proposed by PubCo, PubCo will use commercially reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Unitholders to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination. PubCo will use commercially reasonable efforts to provide written notice of an expected PubCo Offer or Change of Control to all Unitholders not less than 30 days prior to the expected date of the PubCo Offer or Change of Control, and such notice shall include a statement by PubCo as to whether it intends to require all Unitholders to Exchange all of their Units in connection with the PubCo Offer or Change of Control.

(b)            PubCo shall send written notice to OpCo and the Unitholders at least thirty (30) days prior to the closing of the transactions contemplated by the PubCo Offer or the Change of Control date, notifying them of their rights pursuant to this Section 2.07, and setting forth, (i) in the case of a PubCo Offer, (a) a copy of the written proposal or agreement pursuant to which the PubCo Offer will be effected, (b) the consideration payable in connection therewith, (c) the terms and conditions of transfer and payment and (d) the date and location of and procedures for selling Units, or (ii) in the case of a Change of Control, (x) a description of the event constituting the Change of Control, (y) the date of the Change of Control, and (z) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by PubCo no less than seven (7) days prior to the closing of the PubCo Offer or date of the Change of Control.

Article III.
GENERAL PROVISIONS

Section 3.01      [Reserved]

Section 3.02      Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or (iii) sent by email; provided that the email transmission is promptly confirmed by telephone or email (not including out-of-office messages). Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 3.02:

To PubCo:

Dynasty Financial Partners Inc.
200 Central Avenue, 15th Floor
St. Petersburg, Florida 33701
Attention:	Jonathan Morris, Chief Legal and Governance Officer
Email:	jmorris@dynastyfinancialpartners.com

with a copy (which copy shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:	Robert W. Downes Mark J. Menting
Email:	downesr@sullcrom.com mentingm@sullcrom.com

To OpCo:

Dynasty Financial Partners, LLC
200 Central Avenue, 15th Floor
St. Petersburg, Florida 33701
Attention:	Jonathan Morris, Chief Legal and Governance Officer
Email:	jmorris@dynastyfinancialpartners.com

with a copy (which copy shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:	Robert W. Downes Mark J. Menting
Email:	downesr@sullcrom.com mentingm@sullcrom.com

To the Unitholders: to the address or other contact information set forth in the records of DM from time to time.

Section 3.03      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. No Unitholder may assign its rights under this Agreement without the consent of PubCo and OpCo.

Section 3.04      Waiver. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 3.05      Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 3.06      Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)            THIS AGREEMENT AND ALL PROCEEDINGS AGAINST ANY PARTY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED, GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION OR THE CONFLICTS OF LAWS PROVISIONS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PROVISIONS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)            Each of the parties agrees that: (i) it shall bring any proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the proceeding is vested exclusively in the United States federal courts, such proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such proceedings, (a) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (b) it waives any objection to the laying of venue in any proceeding in the Chosen Courts, (c) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (d) mailing of process or other papers in connection with any such proceeding in the manner provided in Section 3.02 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (e) it shall not assert as a defense any matter or claim waived by the foregoing clauses (ii)(a) through (d) of this Section 3.06(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 3.06(c).

Section 3.07      Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 3.08      Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.09      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 3.10      Tax Treatment. This Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. The parties shall report any Exchange consummated hereunder as a taxable sale of the Exchanged Units (together with an equal number of shares of Class B Common Stock or Class C Common Stock, as applicable) by a Unitholder to PubCo in exchange for (i) the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member, and, if applicable, (ii) corresponding payments under the Tax Receivable Agreement, and no party shall take a contrary position on any income Tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and PubCo consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed. Further, in connection with any Exchange consummated hereunder, OpCo and/or PubCo shall provide the exchanging Unitholder with all reasonably necessary information to enable the exchanging Unitholder to file its income tax returns for the taxable year that includes the Exchange, including information with respect to Code Section 751 assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Code Section 743(b) basis adjustments, as soon as practicable and in all events within sixty (60) days following the close of such taxable year (and shall use commercially reasonable efforts to provide estimates of such information within ninety (90) days of the applicable Exchanges). Within thirty (30) days following the Exchange Date, PubCo shall deliver a Code Section 743 notification to OpCo in accordance with Treasury Regulations Section 1.743-1(k)(2).

Section 3.11      Withholding. PubCo and OpCo shall be entitled to deduct and withhold from any payments made to a Unitholder pursuant to any Exchange consummated under this Agreement all taxes that each of PubCo and OpCo is required to deduct and withhold with respect to such payments under the Code (and any other provision of applicable law, including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to PubCo or OpCo, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to PubCo certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non- Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Member shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) OpCo shall deliver a certificate reasonably acceptable to PubCo and substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of OpCo allocated to the Exchanged Units subject to the Exchange under Section 752 of the Code, and PubCo or OpCo, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and the Treasury Regulations thereunder. PubCo or OpCo, as applicable, may at their sole discretion reduce the numbers of shares of Class A Common Stock issued to a Unitholder in an Exchange by an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Unitholder.

Section 3.12      Independent Nature of Unitholders’ Rights and Obligations. The obligations of each Unitholder hereunder are several and not joint with the obligations of any other Unitholder, and no Unitholder shall be responsible in any way for the performance of the obligations of any other Unitholder hereunder. The decision of each Unitholder to enter into this Agreement has been made by such Unitholder independently of any other Unitholder. Nothing contained herein, and no action taken by any Unitholder pursuant hereto, shall be deemed to constitute the Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. PubCo acknowledges that the Unitholders are not acting in concert or as a group, and PubCo will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Dynasty Financial Partners Inc.

By:
Name:
Title:

Dynasty Financial Partners, LLC

By:
Name:
Title:

EXHIBIT A

EXCHANGE NOTICE

Dynasty Financial Partners Inc.

200 Central Avenue, 15th Floor

St. Petersburg, Florida 33701

Attn: Jonathan Morris, Chief Legal and Governance Officer

Dynasty Financial Partners, LLC

200 Central Avenue, 15th Floor

St. Petersburg, Florida 33701

Attn: Jonathan Morris, Chief Legal and Governance Officer

Dynasty Financial Management, LLC

200 Central Avenue, 15th Floor

St. Petersburg, Florida 33701

Attn: Jonathan Morris, Chief Legal and Governance Officer

Reference is hereby made to (i) the Exchange Agreement, dated as of [ ] (as amended from time to time, the “Exchange Agreement”), among Dynasty Financial Partners, LLC, a Delaware limited liability company (together with any successor thereto, “OpCo”), Dynasty Financial Partners Inc., a Delaware corporation (together with any successor thereto, “PubCo”) and the managing member of OpCo, and the Unitholders from time to time party thereto and (ii) the Operating Agreement of Dynasty Financial Management, LLC, dated as of [ ] (as amended from time to time, the “DM LLC Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Unitholder hereby (i) requests, pursuant to Section 6.2(d) of the DM LLC Agreement, that DM effect a DM Unit Exchange (as defined in the DM LLC Agreement) with respect to a number of such Unitholder’s Membership Units (as defined in the DM LLC Agreement) equal to the number of Paired Interests set forth below and (ii) upon consummation of such DM Unit Exchange, transfers the number of Units and corresponding number of shares of Class [B][C] Common Stock set forth below (together, the “Paired Interests”) in Exchange for shares of Class A Common Stock to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Unitholder:_______________________________________________________________________

Address: __________________________________________________________________________________

Number of Paired Interests to be Exchanged: _____________________________________________________

Brokerage Account Details: _______________________________________________________________

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned and enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests and Membership Units subject to this Exchange Notice are being transferred to PubCo, OpCo, or DM, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned, the Paired Interests, or the Membership Units subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests and Membership Units to PubCo, OpCo, or DM, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo or of OpCo as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to PubCo, OpCo, or DM as applicable, the Paired Interests and Membership Units subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, and membership units in DFP held by DM, as applicable, to be delivered in exchange therefor.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated: